Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements Nos. 333-229894, 333-223246, 333-216362, 333-209783, 333-202402, 333-194281, 333-186921, 333-179751, 333-172459 and 333-163367 on Form S-8 of our reports dated February 19, 2021, relating to the financial statements and the effectiveness of the Company's internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2020.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
February 19, 2021